Preferred Apartment Communities, Inc. Announces Pricing of Common Stock Offering
Atlanta, GA, November 12, 2013

Preferred Apartment Communities, Inc. (NYSE MKT: APTS), or PAC, today announced the pricing of an underwritten public offering of 3,870,968 shares of its common stock, offered at a price of $7.75 per share to the public. Due to significant demand, PAC has agreed to upsize the offering by 20% from 3,225,805 to 3,870,968 shares of its common stock. The net proceeds to PAC from this offering are expected to be approximately $28.0 million, after deducting underwriting discounts and commissions, and other estimated offering expenses payable by PAC. All of the shares in the offering are to be sold by PAC. The offering is expected to close on or about November 15, 2013, subject to the satisfaction of customary closing conditions. PAC has granted the underwriters a 30-day option to purchase up to an aggregate of 580,645 additional shares. PAC intends to use the net proceeds from this offering, including net proceeds from any exercise by the underwriters of their option to purchase additional shares of PAC’s common stock, to repay outstanding indebtedness under PAC’s existing senior secured revolving credit facility, and any remainder for other general corporate purposes, including making investments in accordance with PAC’s investment objectives.
Wunderlich Securities, Inc. is acting as the sole book-running manager for the offering, Oppenheimer & Co. Inc. and Compass Point Research & Trading, LLC are serving as co-lead managers for the offering and National Securities Corporation, a wholly owned subsidiary of National Holdings Inc. (OTCBB:NHLD), is acting as co-manager for the offering.
The securities described above are being offered by PAC pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the "SEC"), which became effective on July 19, 2013.  A prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.  Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained, when available, from Wunderlich Securities, Inc., 6000 Poplar Avenue, Suite 150, Memphis, Tennessee 38119.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our business strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of multifamily communities and other properties. As a secondary strategy, we also may acquire or originate senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest not more than 10% of our total assets in other real estate related investments, as determined by our manager as appropriate for us. Preferred Apartment Communities, Inc. has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with its tax year ended December 31, 2011.
Forward-Looking Statements
This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on management’s current views and assumptions, and are subject to risks and uncertainties. Actual results and events may differ materially from those expressed or implied in the statements. For a discussion of these risks and uncertainties, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 15, 2013, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 12, 2013, and other subsequent filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the Company undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
In this press release, unless the context requires otherwise, "PAC," "Company," "we," "our," and "us" refers to Preferred Apartment Communities, Inc. and its subsidiaries.
SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein 770-818-4147
President and Chief Operating Officer
Email: lsilverstein@pacapts.com